BEFORE THE WEST VIRGINIA PUBLIC SERVICE COMMISSION
                              CHARLESTON, WEST VIRGINIA


Petition of Monongahela Power Company and                     *
The Potomac Edison Company for the Consent                    *
and Approval of the assignment of the interest                *
of Duquesne Light Company in Unit No. 1 of                    *
the Fort Martin Power Station, the Fort Martin                *       Case No.
Construction and Operating Agreement dated                    *
April 30, 1965, and the Fort Martin Common                    *
Facilities Operating Agreement dated                          *
November 14, 1968 to AYP Capital, Inc.                        *


                              Petition for Consent and Approval


             Now come Monongahela Power Company ("Monongahela") and The Potomac Edison Company ("Potomac Edison"), collectively, the "Petitioners" herein, and respectfully represent to the Commission as follows:


             1. That Monongahela is a public utility corporation organized and existing under the laws of the state of Ohio, is qualified to transact business in the State of West Virginia, and has its principal office and place of business at 1310 Fairmont Avenue, Fairmont, West Virginia.


             2. That Potomac Edison is a public utility corporation organized and existing under the laws of the states of Maryland and Virginia, is qualified to transact business in the State of West Virginia and has its principal office and place of business at 10435 Downsville Pike, Hagerstown, Maryland.

             3. That West Penn Power Company ("West Penn") is a corporation organized and existing under the laws of the State of Pennsylvania, is qualified to do business in the State of West Virginia and has its principal office and place of business at 800 Cabin Hill Drive, Greensburg, Pennsylvania.

             4. That AYP Capital, Inc. is a corporation organized and existing under the laws of the State of Delaware, is qualified to do business in the State of West Virginia and has its principal office and place of business at 800 Cabin Hill Drive, Greensburg, Pennsylvania.


             5. That Monongahela, Potomac Edison, West Penn, and AYP are wholly owned subsidiaries of Allegheny Power System, Inc. ("APS") a registered holding company under the Public Utility Holding Company Act of 1935 as amended by the Energy Policy Act of 1992 ("PUHCA").


             6. That the Fort Martin Power Station ("Station") is a coal-fired steam electric generating station located in Maidsville, Monongalia County, West Virginia consisting of two units (Unit No. 1 and Unit No. 2) having a combined operating capacity of 1,107 megawatts
(Unit No. 1 - 552 MW, Unit No. 2 - 555 MW).


             7. That undivided interests in Unit No. 1 at the Station are owned in common by Duquesne Light Company ("DQE"), Monongahela and Potomac Edison in the following percentages: DQE - 50%, Monongahela -
25%, Potomac Edison - 25%, and undivided interests in Unit No. 2 at the

Station are owned in common by West Penn - 50%, Monongahela - 20%, and Potomac Edison - 30%.


             8. That Unit No. 1 of the Station is operated and maintained by Monongahela for the benefit of its owners pursuant to the Fort Martin Construction and Operating Agreement dated April 30, 1965 attached hereto and made a part hereof as Exhibit A and consented to and approved by the Public Service Commission of the State of West Virginia
("Commission") by order entered April 27, 1965, attached hereto and made a part hereof as Exhibit B.


             9. That certain common facilities are operated and maintained by Monongahela for the benefit of its owners under the Fort Martin
Construction and Operating Agreement pursuant to the Fort Martin Common Facilities Operating Agreement, dated November 14, 1968, collectively with the Fort Martin Construction and Operating Agreement, "Operating Agreements", attached hereto and made a part hereof, as Exhibit C and consented to and approved by the Commission by order entered October 3, 1968, attached hereto and made a part hereof, as Exhibit D.


             10. That the Operating Agreements further detail the allocation of costs for operation and maintenance of Unit No. 1.


             11. That AYP was created to allow APS to pursue, on an unregulated basis, opportunities closely related to the core business of APS.

             12. That the Securities and Exchange Commission ("SEC"), pursuant to its authority under PUHCA, has authorized AYP to engage in investment in Exempt Wholesale Generators ("EWG").


             13. That AYP has agreed to purchase the undivided 50% interest of DQE in Unit No. 1 of the Station and will market the power produced therefrom as an EWG.


             14. That the Operating Agreements may be assigned, and DQE intends to assign its interest therein to AYP upon financial closing.


             15. That the Operating Agreements will remain unchanged except for the substitution of AYP for DQE.


             16. That once ownership of DQE's interest in Unit No. 1 of the Station is transferred, employees of Monongahela will perform services for the benefit of AYP and those services will be performed, and reimbursed for, in accordance with the terms of the Operating
Agreements.


             17. That the assignment of DQE's interest in the Operating Agreements to AYP will not alter the costs to Petitioners' customers because AYP will sell the output from its 50% interest in Unit No. 1 of the Station at market rates as a non-jurisdictional "merchant plant" and will not sell power to its affiliates, Potomac Edison, Monongahela or West Penn without further order of this Commission.

             18. That just as the costs of DQE's share of Unit No. 1 at the Station were never charged to or paid by Petitioners' ratepayers, the same will be true for the power produced from AYP's 50% ownership interest in Unit No. 1.


             19. That the financial condition of Monongahela is disclosed by the Statement of Financial Condition, Statement of Income, and Balance
Sheet, all as of September 30, 1995, which is attached hereto and made a part hereof as Exhibit E and that the financial condition of Potomac
Edison is disclosed by the Statement of Financial Condition, Statement of Income, and Balance Sheet, all as of September 30, 1995, which is attached hereto and made a part hereof as Exhibit F.


             20. That Monongahela and Potomac Edison hereby seek Commission approval and consent pursuant to West Virginia Code Section24-2-12, for DQE to assign its interest in Unit No. 1 of the Station and the Operating
Agreements to their affiliate company AYP.


             21. That the proposed transaction will not grant an undue advantage to either Petitioners or AYP, nor adversely affect the public in West Virginia because neither the operation nor the accounting for Unit No. 1 at the Station will change as a result of the assignment of the Operating Agreements from DQE to AYP and the Operating Agreements insure that AYP properly pays its fair share of costs at Unit No. 1 of the Station under a procedure long reviewed by the Commission.

             22. That the terms and conditions of the transaction are fair and reasonable.


             23. That a competitive wholesale market will ultimately result in lower rates to consumers and, by adding a new player to the competitive wholesale market, AYP's acquisition of DQE's interest will help foster increased competition.


             24. That since there will be no captive customers for the power produced from AYP's interest in Unit No. 1 at the Station, only those parties who realize economic benefits will purchase from AYP.


             25. That the assignment by DQE of its interest in the Operating Agreements to AYP will further federal policy by stimulating wholesale competition and lowering rates generally in the bulk power supply market.


             26. That it will be in the best interests of Monongahela and Potomac Edison and the public served by them to be granted consent and approval to have DQE assign its interest in Unit No. 1 of the Station and the Operating Agreements to AYP.


             27. That the petitioners are informed and believe that no other electric public utility subject to the jurisdiction of this Commission will be affected by said proposed transaction.

             28. That Monongahela and Potomac Edison further represent to this Commission that no purpose will be served by the giving of formal notice for the conducting of a hearing concerning the consent and approval sought herein and that the public served by Monongahela and Potomac Edison would be convenienced by the waiving of formal notice and hearing in regard thereto.


             Wherefore, Monongahela and Potomac Edison pray that the Commission consent to and approve the assignment of the interest of DQE in Unit No.
1 of the Station and in the Operating Agreements unto AYP, that such consent and approval be granted without formal notice and hearing, and such other relief as the Commission deems necessary.



             Dated this 30th day of January 1996.


                                      Monongahela Power Company

                                      By:          MARVIN W. BOMAR
                                                   Marvin W. Bomar
                                                   Vice President


                                      The Potomac Edison Company
                                      By:          RICHARD A. ROSCHLI
                                                   Richard A. Roschli
                                                   Vice President


EDWARD G. KENNEDY
Edward G. Kennedy
Attorney for Petitioners
1310 Fairmont Avenue
Fairmont, West Virginia  26554


EGK:bjm

                                                                VERIFICATION


STATE OF WEST VIRGINIA,

COUNTY OF MARION    , TO WIT:



             Marvin W. Bomar, Vice President of Monongahela Power Company, after being duly sworn, says that the facts and allegations set forth in the foregoing "PETITION" are true, except insofar as they are stated to be on information, he believes them to be true.

                                                   MARVIN W. BOMAR
                                                   MARVIN W. BOMAR
                                                   Vice President


             Taken, sworn to and subscribed before me this 25th day of January, 1996.


                                                   SHIRLEY ANN MOORE
                                                   Notary Public


             My commission expires August 24, 1998.

                                                   VERIFICATION


STATE OF MARYLAND

COUNTY OF WASHINGTON    , TO WIT:



             Richard A. Roschli, Executive Vice President of The Potomac Edison Company, after being duly sworn, says that the facts and allegations set forth in the foregoing "PETITION" are true, except insofar as they are stated to be on information, he believes them to be true.

                                                   RICHARD A. ROSCHLI
                                                   Richard A. Roschli
                                                   Vice President


             Taken, sworn to and subscribed before me this 24th day of January, 1996.


                                                   PATRICIA S. MCKEE
                                                   Notary Public


             My commission expires November 1, 1997.

                                                                Exhibit A

             FORT MARTIN CONSTRUCTION AND OPERATING AGREEMENT, dated April 30, 1965, among DUQUESNE LIGHT COMPANY, a Pennsylvania corporation
("Duquesne"), MONONGAHELA POWER COMPANY, a West Virginia corporation ("Monongahela"), and THE POTOMAC EDISON COMPANY, a Maryland corporation ("Potomac").
1.  Station.
             Duquesne, Monongahela and Potomac (the "Companies") hereby provide for the construction and operation of the first unit of approximately
500,000 kw name plate capacity (the "First Unit") of a steam electric generating station in Monongalia County, West Virginia, to be owned by the Companies as tenants in common with undivided ownership interests of Duquesne one-half, Monongahela one-quarter and Potomac one-quarter
(their respective "Ownership Shares"), all as contemplated in the Deed dated April 30, 1965 (the "Deed") from Monongahela to Duquesne and
Potomac. The provisions of this Agreement are intended, as contemplated in the Deed, to establish as among the Companies more detailed provisions and procedures for carrying out provisions of the Deed.
2.  Construction.

             Construction of the First Unit shall be carried out by the Companies under the general supervision and direction of a Construction Committee, which shall be the Allegheny Power System Fort Martin
Construction Committee. Duquesne will have a representative on such committee.

             The Companies intend to use their best efforts toward the end that the construction of the First Unit will be completed, and full-scale operation commenced, on or before May 1, 1967.

             The Companies shall, with reasonable expedition, enter into contracts (which may be purchase order contracts) providing for (a) the purchase of materials, equipment and services for, and construction of, the First Unit and (b) insurance to insure all work under construction against risks usually insured against for such work. Each such contract shall provide, among other things, that the performance of the contract shall be for the account of, and the charges therefor shall be billed to, and paid by the Companies in proportion to their respective Ownership Shares and that the invoices for such billing (Contractor's Invoice or Invoices) shall be submitted in the names of the Companies. Each of the Companies shall execute and deliver on its own behalf the contracts providing for the purchase of the following: Steam generator, turbine- generator, main transformers, equipment erection, piping installation, electrical installation, structural steel, substructure, superstructure, piping and equipment insulation, condenser, fly ash collectors, large pumps, and consulting engineering work. For their convenience the Companies may authorize an individual or individuals to execute and deliver on behalf of the Companies all other contracts to be entered into pursuant to this Section.

             Books of account and records containing details of the items of cost applicable to the construction of the First Unit shall be kept under the supervision of the Construction Committee and shall be open to examination at any time by any Company or its representatives.

             The Construction Committee shall cause the Companies to be furnished with counterparts of such books of account and records as they may request. The basic books of account and records shall be turned over to and maintained by the Operating Company referred to in Section 3.

3.  Operation and Maintenance.

             The First Unit shall be operated and maintained in accordance with good utility operating practice.

             The Companies shall establish an Operating Committee for the purpose of establishing policies for the operation and maintenance of the First Unit. The Companies shall be represented on the Operating Committee in proportion to their Ownership Shares. The Operating
Committee shall meet at the call of any member.

             The First Unit will be operated and maintained by one of the Companies (the "Operating Company") in accordance with policies to be established by the Operating Committee. Until otherwise agreed by all the Companies, Monongahela shall be the Operating Company. The
Operating Company shall not be liable in respect of operation or maintenance except for its gross negligence or willful misconduct. The Operating Company shall keep books of account and records containing details of the items of cost applicable to the operation and maintenance of the First Unit. Such books of account and records shall be open to examination at any time by any Company or its representatives. The Operating Company shall furnish the Companies with counterparts of such books of account and records as they may request.

4.  Renewals, Replacements, Additions and Retirements.

             Renewals and replacements necessary for the operation of the First Unit shall be made as required by good utility operating practice.
Other renewals and replacements and any additions to the First Unit may be made only by agreement of all the Companies. Retirements, sales and other dispositions of First Unit property shall be effected only in a manner consistent with the Companies' respective mortgage indentures, if any. Renewals, replacements, additions, and retirements (and related dispositions and sales) shall be effected by the Operating Company subject to the policies established by the Operating Committee.

5.  Title to Property.

             Title to all property (including Common Facilities as defined in the Deed) acquired or constructed in connection with the First Unit (including without limitation property acquired for use or consumption in connection with its construction, operation or maintenance) shall be in the Companies as tenants in common in proportion to their Ownership Shares, subject in the case of Common Facilities to any sales pursuant to subparagraph 5 of the Deed. Construction, acquisitions and purchases shall be made in such manner that title shall vest in accordance with the foregoing.

6.  Power and Energy.

             Subject to Section 9, each Company shall at all times have full ownership of and available to it at the First Unit the portion of the generating capability of the First Unit and the energy associated there-with, corresponding to its Ownership Share.

             Each Company shall keep the Operating Company informed as to the amount of power it requires to be generated for it.

             Subject to its capability and to necessary or unavoidable outages, the First Unit shall be operated so as to produce an output equal to the sum of the power requirements of the Companies therefrom.


7.  Expenditures.

             All expenditures in respect of the First Unit shall be accounted for in accordance with the Uniform System of Accounts prescribed by the Federal Power Commission for Public Utilities and Licensees (Class A and
B Electric Utilities) as in effect on the date of this Agreement.

             All expenditures (including without limitation all expenditures or administration, labor, payroll taxes, employee benefits, maintenance, materials, research and development, supplies nd services), except those in respect of Common Facilities as defined in the Deed for the con-struction, operation and maintenance (excluding fuel) of the First Unit and for renewals, replacements, additions and retirements in respect thereof shall be shared by the Companies in proportion to their Ownership Shares. All such expenditures in respect of Common Facilities shall be shared by the Companies in proportion to each Company's
Ownership Share (after reduction by a fraction equal to any fraction of such Company's ownership interest in Common Facilities sold pursuant to the provisions of the Deed). All expenditures in respect of the First
Unit properly chargeable to Account 501 (Fuel) of such Uniform System of Accounts for any period shall be shared by the Companies pro rata according to the total kilowatt hours of energy respectively taken by them from the First Unit during such period.

             Interest charges on borrowed funds, income taxes, and property, business and occupation and like taxes, of each Company shall be borne entirely by such Company; and such items, as well as depreciation, amortization, and interest charged to construction, shall not be deemed expenditures for purposes of this Section.

8.  Joint Account.

             The Companies shall maintain one or more joint accounts (collectively, the "Joint Account") in a bank or banks agreed upon by them, the title of each such account to include Duquesne (50%), Monongahela (25%) and Potomac (25%). All expenditures referred to in the second paragraph of Section 7 shall be paid out of the Joint Account.

             From time to time the Construction Committee or the Operating Company may request the Companies to advance to the Joint Account such amount as is then needed for cash working capital. Within ten days thereafter the Companies, pro rata according to their respective
Ownership Shares, shall deposit in the Joint Account the amount specified in such request.

             As promptly as practicable after the end of each month, the Construction Committee or the Operating Company shall send to each of the Companies a statement in reasonable detail of all expenditures for such month and the amount of each Company's share thereof. Within ten days after its receipt of such statement, each Company shall deposit its share in the Joint Account.

             The Construction Committee or Operating Company shall cause to be drawn against the Joint Account, and to be delivered, checks or drafts in the names of the Companies in payment of expenditures. Funds shall be disbursed from the Joint Account in accordance with sound accounting and disbursement procedures. All persons authorized to handle or disburse funds from the Joint Account shall be bonded in favor of Duquesne, Monongahela and Potomac, as their respective interests may appear, for not less than $500,000.

9.  Default.

             During any period that a Company is in default in whole or in part in making the most recent deposit in the Joint Account then required under this Agreement, (a) such Company shall be entitled to no energy from the First Unit during such period (but shall be obligated to pay any damages to the non-defaulting Companies resulting from the default) and (b) the non-defaulting Companies shall be entitled to all of the energy from the First Unit in proportion to their Ownership Shares. No such default shall affect any Company's ownership interest or any Company's obligations under Sections 7 and 8.

10.  Arbitration.

             The Companies hereby declare their intention and agree that any controversy arising out of or resulting to this Agreement or the Deed, or the breach of either thereof, shall be settled by arbitration in accordance with the Rules of the American Arbitration Association and that judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof.

11.  Term of Agreement.

             This Agreement shall continue in full force and effect for a period of forty-two years from the date hereof and for such longer period as the Companies shall by mutual agreement continue to operate the First Unit. Termination of this Agreement shall not terminate the provisions of Section 10.

12.  Amendment.

             This Agreement may be amended from time to time or canceled at any time, by an instrument or instruments in writing signed by all of the Companies (or their successors or assigns).

13.  Successors and Assigns.

             This Agreement shall inure to the benefit of and bind the successors and assigns of the parties hereto, but it may be assigned in whole or in part only in connection with transfer to the assign of a corresponding ownership interest in the First Unit.

             IN WITNESS WHEREOF each of the parties has caused this Agreement to be duly executed.


                                      DUQUESNE LIGHT COMPANY


                                      PHILIP A. FLEGER
                                      Chairman of the Board
                                          and President

                                      MONONGAHELA POWER COMPANY

                                      JOHN A. FREEMAN
                                      Vice President

                                      THE POTOMAC EDISON COMPANY

                                      CHARLES D. LYON
                                      President

                                                                Exhibit B

                                                                Case No. 5839


MONONGAHELA POWER COMPANY,
a corporation, and

THE POTOMAC EDISON COMPANY,
a corporation,

             Application for approval of contract and issuance of certificate to build and operate a steam generating station.

                                           ORDER:  Entered April, 27, 1965


             This proceeding came on to be reheard this 27th day of April, 1965, upon the joint amended application by The Potomac Edison Company, a corporation, and Monongahela Power Company, a corporation, duly verified, including the exhibits with the application, for the Commission's consent in advance to and approval of a proposed Agreement and Deed in connection with first unit of a steam electric generating station, providing for its construction and for its ownership by the Petitioners and Duquesne Light Company, a Pennsylvania electric utility corporation, and situate in Cass District, Monongalia County, West Virginia, which station is to be known as the Fort Martin Plant.

             It appearing to the Commission from the aforesaid verified Petition and the exhibits attached to and filed therewith that The Potomac Edison Company is a corporation organized under the laws of the State of Maryland and is authorized to do business in the State of West Virginia as a foreign corporation under the laws thereof; that it is a public utility within the State of Maryland and engaged in the business of serving electricity, as such, to the public in a part of that State, but it is not engaged in business in the State of West Virginia other than as owner and operator of a one-unit power generating station for the manufacturing of electric power located adjacent to Monongahela's Albright Power Station at Albright, Preston County, West Virginia, together with the electric transmission facilities from the aforesaid plant into the State of Maryland; that Potomac Light and Power Company, a corporation under the laws of the State of West Virginia, having its principal office and mailing address at Martinsburg, West Virginia, is a subsidiary of The Potomac Edison Company and is a public utility within the State of West Virginia and is engaged in the business of serving electricity as such to the public in a part of that State; that Monongahela Power Company is a corporation organized under the laws of the State of West Virginia and is a public utility engaged in the business of serving electricity to the public in most of the central and northern parts of this State; that Monongahela Power Company and The Potomac Edison Company propose to enter into an Agreement with the Duquesne Light Company, a Pennsylvania electric utility corporation, whereunder said companies will provide for the construction of the first unit of a steam electric generating station, which will have approximately 500,000 KW nameplate capacity, on a tract of land of approximately 63,226 acres located in Cass District, Monongalia County, West Virginia; and that Monongahela Power Company proposes to sell and convey by Deed to the Duquesne Light Company an undivided one-half (1/2) interest therein and to The Potomac Edison Company an undivided one-quarter (1/4) interest therein, said undivided interests of Duquesne and Potomac and a one-quarter (1/4) undivided interest of Monongahela to be held as tenants in common, subject to certain exceptions and reservations, and covenants and conditions running with the land, but together with certain necessary rights of way or easements with respect to other lands of Monongahela, copies of which Deed and Agreement are filed with the foregoing application as Exhibits A and B respectively; that the cost of such construction will be borne by the companies in proportion to their ownership interests in the first unit of the said Fort Martin plant; that such ownership and operation, pursuant to the terms of said Agreement, will have the affect of continuing to insure Petitioners' service to the public by having an economical supply of electricity available for such public service; that no other West Virginia utility subject to the jurisdiction of this Commission will be affected by the proposed operation of the first unit of said Fort Martin plant pursuant to the terms of said Agreement; that the terms and conditions of the aforesaid Deed and Agreement, marked Exhibits A and B, respectively, are reasonable and that such terms and conditions do not adversely affect the public within the State of West Virginia.

             Upon consideration whereof the Commission is of opinion and finds that formal notice of said application is not necessary and that no formal hearing of the matters involved herein is required, good cause for dispensing therewith having been shown; and that Monongahela Power
Company and The Potomac Edison Company, subject to the conditions hereinafter set forth, should be granted the authority for which they pray.

             It is therefore ordered that the aforesaid amended application and exhibits therewith be, and they hereby are, filed, and that the Commission's consent in advance to and approval of the arrangements and agreements contained in the Deed and Agreement, Exhibits A and B, respectively, to said amended application as submitted by the Petitioners in connection with the first unit of the Fort Martin plant be, and they hereby are, granted, provided, however, that in granting such consent in advance and approval, the Commission does not pass upon nor approve the terms and conditions of the proposed Agreement or Deed.

             It is further ordered that The Potomac Edison Company be, and it hereby is, granted a certificate of convenience and necessity to own and operate a one-quarter (1/4) undivided interest in the aforesaid first unit of the Fort Martin Power Generating Station.

             It is further ordered that the authority herein granted shall be in lieu of the authority granted in this proceeding by order entered on December 16, 1963.

                                                                Exhibit C

             FORT MARTIN COMMON FACILITIES OPERATING AGREEMENT, dated November 14, 1968, between DUQUESNE LIGHT COMPANY, a Pennsylvania corporation ("Duquesne"), MONONGAHELA POWER COMPANY, an Ohio corporation
("Monongahela"), THE POTOMAC EDISON COMPANY, a Maryland corporation ("Potomac"), and WEST PENN POWER COMPANY, a Pennsylvania corporation
("West Penn"), together the "Companies".


1.  Common Facilities.
             Duquesne, Monongahela and Potomac, in their capacities as tenants in common of the First Unit at the Fort Martin Generating Station in Monongalia County, West Virginia (the "First Unit Owners"), have undivided ownership interests as tenants in common in certain Common Facilities at such Station of 25%, 12.5% and 12.5%, respectively.
Monongahela, Potomac and West Penn, in their capacities as tenants in common of the Second Unit at such Station (the "Second Unit Owners"), have undivided ownership interest as tenants in common in such Common Facilities of 10%, 15% and 25%, respectively. Such Common Facilities are referred to in the Fort Martin Construction and Operating Agreement, dated April 30, 1965 (the "First Unit Agreement"), among the First Unit Owners, and in the Fort Martin Unit No. 2 Construction and Operating Agreement, dated December 30, 1965 (the "Second Unit Agreement"), among the Second Unit Owners, and, together with all renewals, replacements and additions in respect thereof, are hereinafter called the "Common Facilities".

2.  Operation and Maintenance.
             The agreements contained in Sections 3, 4, 5, 6, 7, 8, 10 and 11 of the First Unit Agreement, in so far as relating to Common Facilities, shall also be agreements with and for the benefit of each Second Unit
Owner; and the agreements contained in Sections 3, 4, 5, 6, 7, 8, 10 and
11 of the Second Unit Agreement, in so far as relating to Common
Facilities, shall also be agreements with and for the benefit of each First Unit Owner.
             Policies for the operation and maintenance of the Common Facilities shall be agreed upon and established by the Operating
Committees referred to in said Agreements. Until otherwise agreed by all the Companies, Monongahela shall be the Operating Company referred to in said Agreements.
             As contemplated in said Agreements, all expenditures for the operation and maintenance of the Common Facilities and for renewals, replacements, additions and retirements in respect thereof shall be shared by the Companies in proportion to their aggregate ownership interests therein, namely Duquesne 25%, Monongahela 22.5%, Potomac
27.5%, and West Penn 25%, and title to all Common Facilities acquired or constructed (including without limitation property acquired for use or consumption in connection with construction, operation or maintenance) shall be in the Companies as tenants in common in said proportion.
             The First Unit Owners and the Second Unit Owners shall have such rights in regard to the Common Facilities as will permit the independent operation of the First Unit and of the Second Unit.

3.  Waiver of Partition.
             Each Company hereby confirms its agreement that it will not take any action (including without limitation commencing or maintaining any proceeding in any court) for the purpose of or which might result in partition of the Common Facilities in whole or in part; and each Company hereby confirms that it has waived and released all partition rights in respect of the Common Facilities, whether now existing or hereinafter accruing, whether under common law or statute or whether in kind or otherwise, and confirms its agreement that in the event any such right shall hereinafter accrue, it shall from time to time, upon the written request of any other tenant in common in the Common Facilities, execute and deliver such further instruments as may be necessary or appropriate to confirm such waiver and release of partition rights.
4.  Term of Agreement.
             This Agreement shall continue in full force and effect as long as both the First Unit Agreement and the Second Unit Agreement are in full force and effect. Termination of this Agreement shall not terminate the provisions of Section 2 hereof in so far as it refers to Sections 10 of said Agreements.

             Upon the termination of either of said Agreements (but in no event after 21 years from the date of death of the last to die of the present living descendants of King George V of England) each party to the Agreement terminated shall, at the request of the parties to the other Agreement and after any necessary regulatory approvals have been obtained, sell to them, in proportion to their ownership interests in the Common Facilities, its ownership interest in the Common Facilities for a price in cash equal to the then book depreciated cost thereof to the seller.

5.  Successors and Assigns.
             This Agreement shall inure to the benefit of and bind the successors and assigns of the parties hereto, but it may be assigned in whole or in part only in connection with transfer to the assign of a corresponding interest in the Common Facilities. Nothing herein shall be taken as limiting any Company's right at any time to transfer all or part of its ownership interest in the Common Facilities as long as such interest is transferred subject to the benefits and burdens hereof.

             IN WITNESS WHEREOF, each of the parties has caused this Agreement to be duly executed.

                                      DUQUESNE LIGHT COMPANY

                                      By   JOHN H. ARTHUR
                                           Chairman of the Board
                                           and Chief Executive Officer

                                      MONONGAHELA POWER COMPANY

                                      By   C. B. WITHERS
                                           Vice President

                                      THE POTOMAC EDISON COMPANY

                                      By   A. J. BOWEN
                                           Vice President

                                      WEST PENN POWER COMPANY

                                      By   H. M. SWARTZ
                                           Vice President

                                                                Exhibit D

                                                                CASE NO. 6676


MONONGAHELA POWER COMPANY, a corporation,

             Application for consent and approval of
               agreements providing for the sale and
               operation of common facilities of the
               Fort Martin Generating Station,
               Monongalia County, West Virginia.

                                              ORDER: Entered October 3, 1968


             This proceeding came on to be heard this 3rd day of October, 1968, upon the duly verified application of Monongahela Power Company for consent and approval of the division of ownership in the Fort Martin
Generating Station located on the Monongahela River in Monongalia County,
West Virginia, in proportion to its respective ownership of the kilowatts of generating capacity at that station; said ownership being divided among Monongahela Power Company (hereinafter sometimes called "Monongahela").
The Potomac Edison Company (hereinafter sometimes called "Potomac"),
Duquesne Light Company (hereinafter sometimes called "Duquesne"), and West
Penn Power Company (hereinafter sometimes called "West Penn").

             It appears from the application that the Fort Martin Generating Station, consisting of Unit 1 and Unit 2, is located on the Monongahela River in Monongalia County, West Virginia, and is expected to be completed in October, 1968. At present the respective undivided ownership interests in Unit 1 of said Station are Monongahela 25%, Potomac, a corporation organized and existing under and pursuant to the laws of the State of Maryland, 25% and Duquesne, a corporation organized and existing under and pursuant to the laws of the Commonwealth of Pennsylvania, 50%. Potomac and Duquesne are both qualified to do business in the State of West Virginia, but not as public utilities.

             The respective undivided ownership interests in Unit 2 of said Station are Monongahela 20%, Potomac 30%, and West Penn, a corporation organized and existing under and pursuant to the laws of the Commonwealth of Pennsylvania, 50%. West Penn is qualified to do business in the State of West Virginia but not as a public utility.

             In the Fort Martin Generating Station there are certain facilities for common use by both Unit 1 and Unit 2, which common facilities are now owned by Unit 1 owners with undivided interests of Monongahela 25%, Poto-mac 25%, and Duquesne 50%. Applicant seeks to have the ownership divided among all of the aforesaid companies in proportion to the kilowatts of generating capacity that they own at the station, i.e., Monongalhela
22.5%, Potomac 27.5%, Duquesne 25%, and West Penn 25%. To this end, said owners of the Fort Martin Generating Station propose to enter into a "Fort Martin Common Facilities Sale Agreement", and a "Fort Martin Common
Facilities Operating Agreement", copies of which agreements were attached to and made a part of the application herein and identified as Exhibits A and B.

             It is alleged that operation under the proposed agreements will result in more effective, efficient, and economical operation of said station and will further assure the furnishing of adequate and reliable service to members of the public served by said owners of the foregoing
Fort Martin Generating Station. It is further alleged that no other public utility subject to the jurisdiction of this Commission will be affected by said proposed transfer of ownership and said proposed operation of common facilities pursuant to said agreements.

             Upon consideration whereof the Commission is of opinion and finds:

             1) That no useful purpose would be served by requiring a hearing, good cause having been shown for dispensing with the same.

             2) That the approval of and consent to the proposed agreements as set forth in said amendment application and exhibits should be granted.

             It is, therefore, ordered that the Commission's consent to and approval of the aforementioned proposed agreements be, and the same hereby are, granted; provided that the Commission shall have a right at all reasonable times to examine all of the books of account and records pertaining to the details of the items of cost applicable to the construction of each of the units of said power station, operating costs, and all other matters pertaining to the construction and operation of said power station.

                                                               Exhibit E


                                MONONGAHELA POWER COMPANY

                             STATEMENT OF FINANCIAL CONDITION

                                   September 30, 1995




(a)      Amount and classes of stock authorized:

            (1)     8,000,000 shares Common Stock - par value $50
            (2)     1,500,000 shares Cumulative Preferred Stock - par value $100

(b) Amount and classes of stock issued and outstanding as of September 30, 1995:

                    5,891,000 shares Common Stock
                      740,000 shares Cumulative Preferred Stock, as follows:

                              4.40% Series   -  90,000 shares
                              4.80% Series B -  40,000 shares
                              4.50% Series C -  60,000 shares
                             $6.28  Series D -  50,000 shares
                             $7.73  Series L - 500,000 shares

(c)      Terms of preference of all preferred stock:

            All series of preferred stock entitle the holders thereof to preference over holders of common stock in the distribution of dividends and assets. In the event of any voluntary liquidation, dissolution or winding up of the affairs of the applicant, the holders of preferred stock shall be entitled to be paid an amount per share equal to the then current redemption price thereof, and the amount so payable in the event of any involuntary liquidation, dissolution or winding up of the affairs of the applicant shall be the par value ($100) of such shares. The preferred stock has no voting power, except that if four or more quarterly dividends are in default, the holders of the preferred stock, voting as a class, are entitled to elect the smallest number of directors necessary to constitute a majority of the full Board. The preferred stock of any series may be redeemed, in whole or in part, at any time by vote of the Board at the applicable redemption price therefor.

(d) Brief description of each mortgage upon any property of the corporation, giving date of execution, name of trustee, amount of indebtedness authorized to be secured thereby, amount of indebtedness actually secured and brief description of the mortgaged property or collateral:

            There is presently in effect a mortgage indenture dated August 1, 1945, and indentures supplemental thereto, executed by the applicant upon all its property under which Citibank, N. A., 111 Wall Street, New York, New York, is the trustee. Said mortgage indenture secures bonds issued thereunder by the applicant for the purpose of borrowing money for its corporate purposes and authorizes the issuance of an initial series of bonds for the aggregate principal amount of $22,000,000. Thereafter from time to time, upon a showing that the consolidated net earnings of the applicant and its subsidiaries available for interest for 12 out of the 15 preceding months, after provision for depreciation, have been in the aggregate equal to not less than twice the amount of annual interest charges on the principal amount of all bonds and prior lien bonds then outstanding or applied for, additional bonds of any series may be issued in an aggregate principal amount equal to 60% of the net bondable value of property additions plus the amount of any cash deposited with the Trustee, and also in substitution for any refundable bonds. The amount of indebtedness accrued and principal outstanding is $373,000,000. There is no interest due and unpaid.

(e) Number and amount of bonds authorized and issued under each mortgage, describing each class separately, giving date of issue, par value, rate of interest, date of maturity and how secured:

            Monongahela Power Company has bonds issued and outstanding under the above-mentioned Indenture consisting of series, all of which are First Mortgage Bonds, as follows:

                                                                Amount
     Series                     Issued         Par Value        Outstanding

     5-1/2% Series Due 1996      1966           $1,000        $ 18,000,000
     6-1/2% Series Due 1997      1967            1,000          15,000,000
     8-5/8% Series Due 2021      1991            1,000          50,000,000
     8-1/2% Series Due 2022      1992            1,000          65,000,000
     7-3/8% Series Due 2002      1992            1,000          25,000,000
     8-3/8% Series Due 2022      1992            1,000          40,000,000
     7-1/4% Series Due 2007      1992            1,000          25,000,000
     5-5/8% Series Due 2000      1993            1,000          65,000,000
     7-5/8% Series Due 2025      1995            1,000          70,000,000
                                                              $373,000,000

(f) Other indebtedness of all kinds, giving name by classes and describing security, if any:

                                                                    Amount
                  Indebtedness                                    Outstanding
(1)  Quarterly income debt securities                             $ 40,000,000
(2)  Secured notes for pollution control facilities                 74,050,000
(3)  Unsecured notes for pollution control facilities                7,560,000
(4)  Instalment purchase obligations for pollution
       control facilities                                           19,000,000
                                                                  $140,710,000

(g) Amount of interest paid during twelve months ended September 30, 1995, and rate thereof; if different rates were paid, the amount paid at each rate:


                                                       Twelve Months Ended
                                                       September 30, 1995

            (1)  First Mortgage Bonds
                    5-1/2% Series Due 1996                   $   990,000
                    6-1/2% Series Due 1997                       975,000
                    8-7/8% Series Due 2019                     5,556,736
                    8-5/8% Series Due 2021                     4,312,500
                    8-1/2% Series Due 2022                     5,525,000
                    7-3/8% Series Due 2002                     1,843,750
                    8-3/8% Series Due 2022                     3,350,000
                    7-1/4% Series Due 2007                     1,812,500
                    5-5/8% Series Due 2000                     3,656,250
                                                              28,021,736
            (2)  Quarterly Income Debt Securities
                   $40,000,000 at 8%                              97,778
                                                                  97,778
            (3)  Secured Notes
                   $17,500,000 at 6.375%                       1,115,625
                    25,000,000 at 7.75%                        1,786,804
                     5,000,000 at 6.875%                         343,750
                     7,050,000 at 5.95%                          419,475
                    10,675,000 at 6.25%                          667,188
                     8,825,000 at 6.75%                          622,163
                                                               4,955,005

            (4)  Unsecured Notes
                   $3,560,000 at 6.30%                           224,280
                    4,000,000 at 6.40%                           256,000
                                                                 480,280

            (5)  Instalment Purchase Obligations
                   $19,100,000 at 6.875%                       1,313,125

            Total interest on long-term debt                 $34,867,924

(h) Amount of dividends paid upon each class of stock during previous five years:

                                 12 Months          12 Months               12 Months          12 Months           12 Months
Class of Stock                   9/30/95            12/31/94                12/31/93           12/31/92            12/31/91

Cumulative Preferred:
         4.40% Series            $   396,000        $   396,000             $   396,000             $   396,000      $ 396,000
         4.80% Series B              192,000            192,000                 192,000                 192,000        192,000
         4.50% Series C              270,000            270,000                 270,000                 270,000        270,000
        $6.28  Series D              314,000            314,000                 314,000                 314,000        314,000
        $7.36  Series E              354,000            368,000                 368,000                 368,000        368,000
        $9.64  Series F                 -                  -                       -                     387,500       482,000
        $8.80  Series G              423,500            440,000                 440,000                 440,000        440,000
        $7.92  Series H              381,000            396,000                 396,000                 396,000        396,000
        $7.92  Series I              762,000            792,000                 792,000                 792,000        792,000
        $8.60  Series J            1,240,500          1,290,000               1,290,000               1,290,000      1,290,000
        $7.73  Series L            3,865,000          1,835,875                   -                       -              -

                                 $ 8,198,000        $ 6,293,875             $ 4,458,000             $ 4,845,500    $ 4,940,000

        Common Stock:
          Dividends              $46,597,810        $47,481,460             $49,837,860             $46,532,410    $45,309,900

        Rate per share (avg.)          $7.91              $8.06                   $8.46                   $7.90          $8.90

(i)  Financial Statements - September 30, 1995

                  (1)  Income Statement
                  (2)  Balance Sheet

                               MONONGAHELA POWER COMPANY

                                  Statement of Income
                        for Twelve Months Ended September 30, 1995

                                 (Thousands of Dollars)


ELECTRIC OPERATING REVENUES                                     $710,394

OPERATING EXPENSES:
  Operation:
    Fuel                                                         137,320
    Interchange and purchased power, net                         171,385
    Deferred power costs, net                                     16,632
    Other                                                         83,112
  Maintenance                                                     72,090
  Depreciation                                                    57,456
  Taxes other than income taxes                                   38,162
  Federal and state income taxes                                  37,879
          Total Operating Expenses                               614,036
          Operating Income                                        96,358

OTHER INCOME AND DEDUCTIONS:
  Allowance for other than borrowed funds
    used during construction                                         454
  Other income, net                                                9,763
          Total Other Income and Deductions                       10,217
          Income Before Interest Charges                         106,575

INTEREST CHARGES:
  Interest on long-term debt                                      36,764
  Other interest                                                   2,708
  Allowance for borrowed funds used during
    construction                                                    (843)
          Total Interest Charges                                  38,629


NET INCOME                                                      $ 67,946

                            MONONGAHELA POWER COMPANY
                        Balance Sheet - September 30, 1995
                              (Thousands of Dollars)

               ASSETS

PROPERTY, PLANT AND EQUIPMENT:
  At original cost, including $33,757,000
    under construction                                          $1,808,695
  Accumulated depreciation                                        (737,061)
                                                                 1,071,634
INVESTMENTS AND OTHER ASSETS:
  Allegheny Generating Company - common stock at equity             58,456
  Other                                                                443
                                                                    58,899
CURRENT ASSETS:
  Cash and temporary cash investments                                  130
  Accounts receivable:
    Electric service, net of $2,025,000 uncollectible allowance     65,557
    Affiliated and other                                            10,277
  Materials and supplies - at average cost:
    Operating and construction                                      24,444
    Fuel                                                            18,525
  Prepaid taxes                                                     17,392
  Other                                                             11,107
                                                                   147,432

DEFERRED CHARGES:
  Regulatory assets                                                188,388
  Unamortized loss on reacquired debt                               16,403
  Other                                                             10,283
                                                                   215,074

TOTAL ASSETS                                                    $1,493,039

         CAPITALIZATION AND LIABILITIES

CAPITALIZATION:
  Common stock                                                  $  294,550
  Other paid-in capital                                              2,441
  Retained earnings                                                204,930
                                                                   501,921
  Preferred stock - not subject to mandatory redemption             74,000
  Long-term debt                                                   489,908
                                                                 1,065,829
CURRENT LIABILITIES:
  Short-term debt                                                   26,835
  Long-term debt due within one year                                18,500
  Accounts payable                                                  17,106
  Accounts payable to affiliates                                     8,740
  Taxes accrued:
    Federal and state income                                        11,436
    Other                                                           17,849
  Deferred power costs                                              11,579
  Interest accrued                                                  12,829
  Other                                                             21,673
                                                                   146,547
DEFERRED CREDITS AND OTHER LIABILITIES:
  Unamortized investment credit                                     23,126
  Deferred income taxes                                            226,990
  Regulatory liabilities                                            19,217
  Other                                                             11,330
                                                                   280,663
TOTAL CAPITALIZATION AND LIABILITIES                            $1,493,039

                                                                    Exhibit F

                             THE POTOMAC EDISON COMPANY

                           STATEMENT OF FINANCIAL CONDITION
                                 September 30, 1995

(a)          Amount and classes of stock authorized:

             (1) 23,000,000 shares Common Stock - no par value
             (2) 5,388,046 shares Cumulative Preferred Stock - par value $100

(b)          Amount and classes of stock issued and outstanding as of September
             30, 1995:

             (1) 22,385,000 shares Common Stock
                 163,784 shares Cumulative Preferred Stock, as follows:

                        3.60%  Series        - 63,784 shares
                   $    5.88   Series C      - 100,000 shares

(c)     Terms of preference of all preferred stock:

        All shares of equal rank

(d) Brief description of each mortgage upon any property of the corporation, giving date of execution, name of trustee, amount of indebtedness authorized to be secured thereby, amount of indebtedness actually secured and brief description of the mortgaged property or collateral:

                There is presently in effect a mortgage indenture dated October 1, 1944, and indentures supplemental thereto, executed by the applicant upon all its property under which Chemical Bank is Trustee and Thomas J. Foley is Individual Trustee. Said mortgage indenture secures bonds issued thereunder by the applicant for the purpose of borrowing money for its corporate purposes and authorizes the issuance of an initial series of bonds for the aggregate principal amount of $16,981,000.00. Thereafter from time to time, upon a showing that the consolidated net earnings of the applicant and its subsidiaries available for interest for 12 out of the 15 preceding months, after provision for depreciation, have been in the aggregate equal to not less than twice the amount of annual interest charges on the principal amount of all bonds and prior lien bonds then outstanding or applied for, additional bonds of any series may be issued in an aggregate principal amount equal to 60% of the net bondable value of property additions plus the amount of any cash deposited with the Trustee, and also in substitution for any refundable bonds. The amount of indebtedness accrued and principal outstanding is $513,000,000.00. There is no interest due and unpaid.

(e) Number and amount of bonds authorized and issued under each mortgage, describing each class separately, giving date of issue, par value, rate of interest, date of maturity and how secured:

      Potomac has bonds issued and outstanding under the above-mentioned Indenture consisting of series, all of which are First Mortgage Bonds, as follows:
                                                               Amount
               Series                                          Outstanding

        1966 - 5 7/8% due 1996                                 18,000,000
        1991 - 8 7/8% due 2021                                 50,000,000
        1991 - 8% due 2006                                     50,000,000
        1992 - 8% due 2022                                     55,000,000
        1993 - 7 3/4% due 2023                                 45,000,000
        1993 - 5 7/8% due 2000                                 75,000,000
        1994 - 8% due 2024                                     75,000,000
        1995 - 7 3/4% due 2025                                 65,000,000
        1995 - 7 5/8% due 2025                                 80,000,000
                                                            $ 513,000,000

(f) Other indebtedness of all kinds, giving same by classes and describing security, if any:

        (1)  $ 5,500,000 long-term unsecured pollution control notes;
        (2) $91,700,000 long-term secured pollution control notes and solid waste disposal notes;
        (3)  $45,456,500 long-term unsecured junior subordinated debentures.

(g) Amount of interest paid during previous fiscal year upon each species of indebtedness and rate thereof and, if different rates were paid, amount paid at each rate:

        (1)  $38,871,170 interest with respect to bonds
        (2)  $346,500 on long-term unsecured pollution control notes
        (3) $5,649,538 on long-term secured pollution control notes and solid waste disposal notes
        (4)  See attached Schedule A for commercial paper notes and bank loans.

(h) Amount of dividends paid upon each class of stock during previous five years and rate thereof:

            CLASS                1994             1993          1992         1991       1990
            OF STOCK             AMOUNT           AMOUNT        AMOUNT       AMOUNT     AMOUNT

  Cumulative Preferred:
  3.60% Series                   $  229,623       $  229,623    $  229,623  $   229,623 $   229,623
  4.70% Series B                      -               14,262        22,999       26,066      29,215
$ 5.88  Series C                    588,000          588,000       588,000      588,000     588,000
$ 7.00  Series D                    350,000          350,000       350,000      350,000     350,000
$ 9.40  Series E                       -                -          495,500      470,000     470,000
$ 8.32  Series F                    416,000          416,000       416,000      416,000     416,000
$ 8.00  Series G                    800,000          800,000       800,000      800,000     800,000
$ 9.64  Series H                       -                -        1,524,000    1,446,000   1,446,000
$ 7.16  Series J                  1,954,680        2,040,600     2,133,991    2,148,000   2,148,000
Common Stock                     62,454,150       60,385,750    53,731,550   49,588,200  47,927,250

(i)          A statement of income for the twelve months ended September 30, 1995 and balance sheet as of September 30, 1995 are attached as Schedules B and C, respectively.

                                                                Exhibit F
                                                                SCHEDULE A
                                                                Page 1 of 3



                            AVERAGE PRINCIPAL & RATE ANALYSIS       12/31/94            PAGE  1
                            ---------------------------------

                                                                              DATE: 01/01/94 TO 01/01/95

                                                                              OUTSTANDING

PORTFOLIOS:
 PE
SECURITIES:
 ALL


 DATE   TRANSACTION    PRINCIPAL          AVERAGE          # DAYS      AVG ANNUAL        INTEREST     AVG ANNUAL
ISSUED    NUMBER        AMOUNT            PER DAY       OUTSTANDING    PRINCIPAL      FOR PERIOD      INTEREST
RATE
------  -----------  ------------       -----------     ------------  -------------   ------------- ------------

BANK LOAN
=========
03/01/94  003878        7,450,000.00         20,694.44         1           20,694.44           724.31    3.5000
03/02/94  003884        9,300,000.00         25,833.33         1           25,833.33           911.92    3.5300
03/03/94  003886        9,350,000.00         25,972.22         1           25,972.22           909.03    3.5000
03/04/94  003888        8,550,000.00         23,750.00         3           71,250.00         2,458.13    3.4500
03/07/94  003890        7,850,000.00         21,805.56         1           21,805.56           752.29    3.4500
03/08/94  003892        9,100,000.00         25,277.78         1           25,277.78           851.86    3.3700
03/09/94  003882        6,750,000.00         18,750.00         1           18,750.00           628.13    3.3500
03/10/94  003902        3,500,000.00          9,722.22         1            9,722.22           323.75    3.3300
03/11/94  003899        1,400,000.00          3,888.89         3           11,666.67           385.00    3.3000
03/14/94  003898        1,100,000.00          3,055.56         1            3,055.56           110.61    3.6200
03/15/94  003896       13,150,000.00         36,527.78         1           36,527.78         1,271.17    3.4800
03/16/94  003917       10,700,000.00         29,722.22         1           29,722.22         1,010.56    3.4000
03/17/94  003915        8,600,000.00         23,888.89         1           23,888.89           812.22    3.4000
03/18/94  003913        7,850,000.00         21,805.56         3           65,416.67         2,158.75    3.3000
03/21/94  003906        8,600,000.00         23,888.89         1           23,888.89           831.33    3.4800
03/22/94  003908        5,950,000.00         16,527.78         1           16,527.78           595.00    3.6000
03/24/94  003925        2,150,000.00          5,972.22         1            5,972.22           215.00    3.6000
03/25/94  003922          750,000.00          2,083.33         3            6,250.00           221.09    3.5375
03/28/94  003921        8,250,000.00         22,916.67         1           22,916.67           839.32    3.6625
03/29/94  003928        6,700,000.00         18,611.11         1           18,611.11           670.00    3.6000
03/30/94  003935        5,450,000.00         15,138.89         1           15,138.89           548.03    3.6200
03/31/94  003933       12,950,000.00         35,972.22         4          143,888.89         5,539.72    3.8500
04/04/94  003941       13,650,000.00         37,916.67         1           37,916.67         1,412.40    3.7250
04/05/94  003946       12,200,000.00         33,888.89         1           33,888.89         1,262.36    3.7250
04/06/94  003949       10,000,000.00         27,777.78         1           27,777.78         1,008.33    3.6300
04/07/94  003952        7,600,000.00         21,111.11         1           21,111.11           760.00    3.6000
04/08/94  003954        5,100,000.00         14,166.67         3           42,500.00         1,503.44    3.5375
04/11/94  003960        4,500,000.00         12,500.00         1           12,500.00           450.00    3.6000
04/12/94  003970        2,600,000.00          7,222.22         1            7,222.22           261.44    3.6200
04/18/94  003968       18,300,000.00         50,833.33         1           50,833.33         1,957.08    3.8500
04/25/94  003987       14,100,000.00         39,166.67         1           39,166.67         1,535.33    3.9200
04/26/94  003983       13,550,000.00         37,638.89         1           37,638.89         1,449.10    3.8500
04/27/94  003990       11,200,000.00         31,111.11         1           31,111.11         1,166.67    3.7500
04/29/94  004003       13,300,000.00         36,944.44         3          110,833.33         4,156.25    3.7500
05/02/94  004008       15,450,000.00         42,916.67         1           42,916.67         1,652.29    3.8500
05/05/94  004023       13,800,000.00         38,333.33         1           38,333.33         1,475.83    3.8500
05/06/94  004019       13,550,000.00         37,638.89         3          112,916.67         4,798.96    4.2500
05/09/94  004017       13,150,000.00         36,527.78         1           36,527.78         1,515.90    4.1500
05/10/94  004026       11,050,000.00         30,694.44         1           30,694.44         1,212.43    3.9500
05/11/94  004028        8,900,000.00         24,722.22         1           24,722.22           939.44    3.8000
05/12/94  004035        7,250,000.00         20,138.89         1           20,138.89           775.35    3.8500

                                                                Exhibit F
                                                                SCHEDULE A
                                                                Page 2 of 3


           AVERAGE PRINCIPAL & RATE ANALYSIS       12/31/94            PAGE  2
           ---------------------------------

                                                    DATE: 01/01/94 TO 01/01/95

                                                                   OUTSTANDING

PORTFOLIOS:
 PE
SECURITIES:
 ALL


 DATE   TRANSACTION    PRINCIPAL          AVERAGE          # DAYS      AVG ANNUAL        INTEREST     AVG ANNUAL
ISSUED    NUMBER        AMOUNT            PER DAY       OUTSTANDING    PRINCIPAL      FOR PERIOD      INTEREST
RATE
----------------------------------    ---------------- ------------ ---------------- ----------------
-------------
05/13/94  004033        6,400,000.00         17,777.78         3           53,333.33         2,053.33    3.8500
05/16/94  004039       13,000,000.00         36,111.11         1           36,111.11         1,480.56    4.1000
05/17/94  004044        5,150,000.00         14,305.56         1           14,305.56           615.14    4.3000
05/24/94  004053        8,300,000.00         23,055.56         1           23,055.56         1,002.92    4.3500
05/25/94  004056        7,600,000.00         21,111.11         1           21,111.11           905.14    4.2875
05/26/94  004066        6,100,000.00         16,944.44         1           16,944.44           726.49    4.2875
06/02/94  004080       15,950,000.00         44,305.56         1           44,305.56         1,927.29    4.3500
06/03/94  004077       17,650,000.00         49,027.78         3          147,083.33         6,306.20    4.2875
06/06/94  004074       17,800,000.00         49,444.44         1           49,444.44         2,150.83    4.3500
06/07/94  004090       15,150,000.00         42,083.33         1           42,083.33         1,804.32    4.2875
06/08/94  004087       12,850,000.00         35,694.44         1           35,694.44         1,508.09    4.2250
06/09/94  004084       11,200,000.00         31,111.11         1           31,111.11         1,333.89    4.2875
06/13/94  004102        9,650,000.00         26,805.56         1           26,805.56         1,166.04    4.3500
06/14/94  004100        8,000,000.00         22,222.22         1           22,222.22           962.22    4.3300
06/15/94  004096       20,000,000.00         55,555.56         8          444,444.44        19,022.22    4.2800
06/17/94  004110        3,650,000.00         10,138.89         3           30,416.67         1,304.11    4.2875
06/17/94  004109        5,000,000.00         13,888.89         3           41,666.67         1,779.17    4.2700
06/21/94  004133        9,650,000.00         26,805.56         1           26,805.56         1,149.29    4.2875
06/22/94  004130        9,000,000.00         25,000.00         1           25,000.00         1,071.88    4.2875

                                                                    ---------------- ----------------   -------
TOTAL US                                                                 2,533,472.23       100,328.95    3.9601

                                                                Exhibit F
                                                                                                      SCHEDULE A
                                                                                                      Page 3 of 3



                            AVERAGE PRINCIPAL & RATE ANALYSIS       12/31/94            PAGE  3
                            ---------------------------------

                                                                              DATE: 01/01/94 TO 01/01/95

                                                                              OUTSTANDING

PORTFOLIOS:
 PE
SECURITIES:
 ALL


 DATE   TRANSACTION    PRINCIPAL          AVERAGE          # DAYS      AVG ANNUAL        INTEREST     AVG ANNUAL
ISSUED    NUMBER        AMOUNT            PER DAY       OUTSTANDING    PRINCIPAL      FOR PERIOD      INTEREST
RATE
----------------------------------    ---------------- ------------ ---------------- ----------------

COMMERCIAL PAPER
================
03/23/94  003910        4,399,566.11         12,221.02         1           12,221.02           433.89    3.5504
04/15/94  003964       17,494,822.92         48,596.73         3          145,790.19         5,177.08    3.5510
04/19/94  003972       20,097,850.42         55,827.36         1           55,827.36         2,149.58    3.8504
04/20/94  003974       18,947,999.72         52,633.33         1           52,633.33         2,000.28    3.8004
04/21/94  003976       15,798,345.39         43,884.29         1           43,884.29         1,654.61    3.7704
04/22/94  003978       14,945,328.12         41,514.80         3          124,544.40         4,671.88    3.7512
04/28/94  003994       18,798,041.67         52,216.78         1           52,216.78         1,958.33    3.7504
05/03/94  004010       15,098,343.19         41,939.84         1           41,939.84         1,656.81    3.9504
05/04/94  004013       15,498,333.75         43,050.93         1           43,050.93         1,666.25    3.8704
05/18/94  004041        4,699,436.00         13,053.99         1           13,053.99           564.00    4.3205
05/19/94  004046        2,399,716.67          6,665.88         1            6,665.88           283.33    4.2505
05/20/94  004047        6,697,666.17         18,604.63         3           55,813.88         2,333.83    4.1815
05/23/94  004049        6,699,195.07         18,608.88         1           18,608.88           804.93    4.3255
05/27/94  004061       12,294,301.00         34,150.84         4          136,603.34         5,699.00    4.1719
05/31/94  004063        6,099,262.92         16,942.40         1           16,942.40           737.08    4.3505
06/01/94  004068       16,797,958.33         46,661.00         1           46,661.00         2,041.67    4.3755
06/10/94  004082        9,996,516.67         27,768.10         3           83,304.31         3,483.33    4.1815
06/15/94  004093       10,848,696.49         30,135.27         1           30,135.27         1,303.51    4.3255
06/16/94  004104        8,948,918.54         24,858.11         1           24,858.11         1,081.46    4.3505
06/20/94  004113       10,948,692.08         30,413.03         1           30,413.03         1,307.92    4.3005

                                                                    ---------------- ----------------   -------
TOTAL US
                                                                        1,035,168.23        41,008.77    3.9616


                                                                    ================ ================   =======
GRAND TOTAL US
                                                                        3,568,640.46       141,337.72    3.9605

                                                                Exhibit F
                                                                                                      SCHEDULE B


                                                                                     THE POTOMAC EDISON COMPANY

                                                                                      STATEMENT OF INCOME FOR
                                                                                        PERIOD ENDED 09/30/95

                                                                                              ($000's)



DESCRIPTION                                                                               ACTUAL
                                                                MONTH                      YTD                     12 MONTHS
Electric Oper. Revenues:
    Residential                                                 19,704                    231,921                  303,311
    Commercial                                                  11,708                    107,673                  141,916
    Industrial                                                  16,658                    148,720                  200,394
    Non-Affiliated Utilities                                    11,804                     94,222                  116,802
    Other, Excluding Affil.                                      2,480                     20,370                   25,342
    Affiliated Companies                                           204                      1,897                    2,595
             Total Operating Revenues                           62,558                    604,803                  790,360

Operating Expenses:
    Power Cost:
             Fuel                                               10,987                    102,113                  137,263
             Purch. Power & Exch., Net                          19,568                    179,679                  225,752
             Deferred Power Costs, Net                           1,276                     12,137                   15,589
             Other                                               5,024                     40,164                   52,219
    Transmission & Distribution                                  2,760                     28,060                   37,906
    Customer Acctnts. & Serv.                                    1,472                     13,047                   17,275
    Administrative & General                                     3,454                     30,663                   40,272
    Restructuring Charges                                        3,956                      3,956                    3,956
               Total Oper. & Maint.                             48,497                    409,819                  530,232
    Depreciation and Other                                       5,776                     51,707                   67,097
    Taxes Other than Income                                      3,927                     36,075                   47,198
    Federal & State Income                                          (4)                    23,992                   31,695
               Total Oper. Expenses                             58,196                    521,593                  676,222
               Operating Income                                  4,362                     83,210                  114,138

Other Income & Deduct:
    AOFDC                                                         (721)                       664                    1,684
    Asset Writ-Off, Net                                              0                          0                      (66)
    Other Income, Net                                            1,020                      9,385                   12,681
             Total Other Inc. & Deduct                             299                     10,049                   14,299

             Income Before Int. Charges                          4,661                     93,259                  128,437

Interest Charges:
    Interest 1st Mort. Bonds                                     3,244                     31,274                   41,648
    Interest Other L/T Oblig.                                      818                      5,664                    7,262
    Other Interest                                                 169                      1,506                    1,963
    ABFDC                                                          478                       (440)                    (979)
             Total Interest Charges                              4,709                     38,004                   49,894
Income Before Acctg. Chang.                                        (48)                    55,255                   78,543
    Accounting Change, Net                                           0                          0                        0
Net Income                                                         (48)                    55,255                   78,543
    Dividends on Preferred Stock                                    68                      2,250                    3,325
Balance for Common Stock                                          (116)                    53,005                   75,218

Included Above:
    Maintenance                                                  5,122                     43,397                   57,641
Statistics:
    Charter Coverage                                                                                                     2.59
    Indenture Coverage                                                                                                   4.12
    Return on Avg. Com. Equity                                                                                          11.30
GWH Sales:
    Residential                                                    267                      3,205                    4,177
    Commercial                                                     180                      1,641                    2,158
    Industrial                                                     448                      4,064                    5,447
    Non-Affiliated Utilities                                       437                      3,281                    3,998
    Other                                                           47                        456                      592
    Affiliated Companies                                             4                         41                       58
             Total GWH Sales                                     1,383                     12,688                   16,430
KWH - Use per Resid. Cust.                                         834                     10,080                   13,169

                                                                 Exhibit F
                                                                 SCHEDULE C


                                                                                     THE POTOMAC EDISON COMPANY
                                                                                            Balance Sheet
                                                                                              ($000's)

             DESCRIPTION                                                                  SEPT. 1995


PROPERTY, PLANT & EQUIPMENT:
             At Original Cost                                                                2,029,803
             Accum. Depreciation                                                              (717,610)
                          Total                                                              1,312,193


Investments & Other Assets:
             Allegheny Generating Co.                                                           60,621
             Allegheny Pittsburgh Coal                                                             565
             Other Assets                                                                          364
                          Total                                                                 61,550
Current Assets:
             Cash & Temp. Cash Invest.                                                           4,101
             Accounts Receivable:
                Electric Service                                                                78,808
                Other                                                                            2,289
                Allow. Uncollect. Accts.                                                        (1,419)
             Accts. Rcv. - Affil.                                                                      928
             Notes Rcv. due one year                                                                    -
             Materials and Supplies:
                 Operating and Constr.                                                          29,722
                 Fuel                                                                           17,929
             Deferred Power Costs                                                                1,350
             Other                                                                              17,137
                          Total                                                                146,845

Deferred Charges:
             Deferred Power Costs                                                                       -
             Regulatory Assets                                                                  97,381
             Other                                                                              31,980
                          Total                                                                129,361

TOTAL ASSETS                                                                                 1,649,949

CAPITALIZATION:
             Common Stock                                                                      447,700
             Other Paid-In Capital                                                               2,690
             Retained Earnings                                                                 210,179
                          Subtotal                                                             660,569
             Preferred Stock:
                 Not subject to mand. redemption
                 Subject to mand. redemption                                                    16,378
             Long-Term Debt                                                                             -
                          Total                                                                628,761
                                                                                             1,305,708

CURRENT LIABILITIES:
             Short-Term Debt                                                                     5,500
             LT Debt/Pref. due one year                                                         18,700
             Accts. Payable - Affil.                                                             9,886
             Accts. Payable - Other                                                             23,722
             Deferred Income Taxes                                                               2,337
             Taxes Accrued:
                 Fed. & State Income                                                             9,081
                 Other                                                                          16,696
             Deferred Power Costs                                                                      795
             Interest Accrued                                                                   14,870
             Payrolls Accrued                                                                    4,306
             Dividends Accrued                                                                         204
             Restructuring Liability                                                             3,956
             Other                                                                              17,540
                          Total                                                                127,593

DEFERRED CR. AND OTHER LIABILITY:
             Unamort. Investment Cr.                                                            26,372
             Deferred Income Taxes                                                             157,650
             Deferred Power Costs                                                                  718
             Regulatory Liabilities                                                             16,143
             Other                                                                              15,765
                          Total                                                                216,648

TOTAL CAPITALIZATION AND LIABILITY                                                           1,649,949